UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2011

Newell Rubbermaid Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-09608	363514169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Glenlake Parkway Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 770-407-3800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 2, 2011, Newell Rubbermaid Inc. (the “Company”) entered into a five-year credit agreement (the “Credit Agreement”) with a syndicate of banks led by JPMorgan Chase Bank, N.A., as Administrative Agent. Barclays Capital, Citigroup Global Markets Inc. and RBC Capital Markets served as Syndication Agents, and J.P. Morgan Securities LLC, Barclays Capital, Citigroup Global Markets Inc. and RBC Capital Markets served as Joint Lead Arrangers and Joint Bookrunners.

The Credit Agreement provides for an unsecured syndicated revolving credit facility with a maturity date of December 2, 2016, and an aggregate commitment at any time outstanding of up to $800,000,000. The Company may from time to time request increases in the aggregate commitment to up to $1,250,000,000 upon the satisfaction of approval requirements. The Company may request extension of the maturity date of the facility (subject to lender approval) for additional one-year periods. Extensions of credit under the facility will be used for general corporate purposes of the Company and its subsidiaries, including, without limitation, backup liquidity to issue commercial paper. Under the facility, the Company may borrow funds on a variety of interest rate terms. The facility provides for the issuance of up to $100,000,000 of letters of credit for the account of the Company, so long as there is a sufficient amount available for borrowing under the facility. In addition to the committed portion of the facility, the Credit Agreement provides for extensions of competitive bid loans from one or more lenders (in the lenders’ discretion) of up to $500,000,000, which are not a utilization of the commitment. Subject to the terms set forth in the Credit Agreement, the Company may borrow, prepay and re-borrow amounts under the facility at any time prior to termination of the facility.

The Credit Agreement contains customary representations and warranties, covenants and events of default. The covenants set forth in the Credit Agreement include certain affirmative and negative operational and financial covenants, including, among other things, restrictions on the Company’s ability to incur certain liens, make fundamental changes to its business or engage in transactions with affiliates, limitations on the amount of indebtedness that may be incurred by the Company’s subsidiaries and a requirement that the Company maintain certain Interest Coverage and Total Indebtedness to Total Capital ratios, as defined in the Credit Agreement. In addition, the Credit Agreement provides for certain events of default, the occurrence of which could result in the acceleration of the Company’s obligations under the Credit Agreement and the termination of the lenders’ obligation to extend credit pursuant to the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

On December 2, 2011, concurrently with the Company’s entry into the Credit Agreement described in Item 1.01 hereof, the Company terminated the Credit Agreement dated as of November 14, 2005, as amended, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender party thereto, that provided for the Company’s $665,000,000 syndicated revolving credit facility. That facility would have expired in November 2012 and no amounts were outstanding under it on December 2, 2011.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Credit Agreement dated as of December 2, 2011 among Newell Rubbermaid Inc., the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2011

NEWELL RUBBERMAID INC.

By:	/s/ JOHN K. STIPANCICH
John K. Stipancich,
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Credit Agreement dated as of December 2, 2011 among Newell Rubbermaid Inc., the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.